Exhibit 99.1

Moving iMage Technologies (MiT) Board of Directors Re-News $1 Million Share Repurchase Program Authorization for 12 Months

FOUNTAIN VALLEY, Calif. March 23, 2023 --(BUSINESS WIRE)-- Moving iMage Technologies (NYSE: MITQ) (“MiT”), a leading digital cinema technology, today announced that its Board of Directors renewed its prior authorization of a share repurchase program permitting the Company to purchase up to an aggregate of $1 million of common stock over the next 12 months.

Purchases made under the program will be made from time to time, at the Company’s discretion, in the open market, through privately negotiated transactions or through other manners as permitted by federal securities laws. The timing, manner, price and amount of any repurchases will be determined by the Company and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate MiT to purchase any particular number of shares.

About Moving iMage Technologies

MOVING iMAGE TECHNOLOGIES (NYSE American: MITQ) is a leading provider of technology, products, and services to the Motion Picture Exhibition industry and is expanding into live entertainment venues and Esports. We sell proprietary products, which we design and manufacture in-house, and are developing, introducing, and supporting a wide range of disruptive technologies that will bring SaaS and subscription-based products. Our Caddy brand of proprietary manufactured products is a leading provider of cup holders, trays, and other products to entertainment and sports venues. For more information, visit www.movingimagetech.com.

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Moving iMage Technologies Investor Relations and Media Contacts:

Brian Siegel, IRC®, M.B.A.

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com